Exhibit 99.1

Press Release	Source: Hana Biosciences, Inc.

HANA BIOSCIENCES PROVIDES PIPELINE UPDATE

•	Marqibo®: Phase 2 relapsed ALL to commence; Phase 3 registration trials planned in first-line ALL and NHL
•	Talvesta™: Program on hold pending toxicology studies
•	Zensana™: New formulation under active investigation and scale-up
•	Management to host a conference call today at 8:30 a.m. EDT, 5:30 a.m. PDT

South San Francisco, CA (March 23, 2007) - Hana Biosciences (NASDAQ: HNAB), a biopharmaceutical company focused on advancing cancer care, today provided an update on the company's pipeline.

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Marqibo® (vincristine sulfate liposomes injection) - Hana is no longer pursuing a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) due to a recently implemented FDA policy restricting SPAs to randomized trials. Hana will conduct a Phase 2, open-label trial in relapsed adult ALL. The company also plans to initiate a Phase 3 randomized, multicenter trial comparing Marqibo to vincristine in the induction, consolidation, and maintenance phases of treatment in elderly patients with ALL. The Phase 3 clinical trial will be conducted in collaboration with U.S. cooperative groups and the company expects to initiate this trial in 2007.  In addition, the company plans to pursue a randomized pivotal trial in first-line Non-Hodgkin’s Lymphoma, where Marqibo has previously demonstrated clinical benefit.

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Talvesta™ (talotrexin) for Injection - Since 2004, the National Cancer Institute has been sponsoring a Phase 1 solid tumor trial with Talvesta, which has now been discontinued. As a result of observed toxicities, Hana has decided to conduct additional in vitro and in vivo toxicology studies to further characterize this novel antifolate. While no unexpected toxicity signals were seen in Hana’s Phase 2 ALL trial, as a safety precaution, the company has proactively suspended enrollment in this study until additional toxicology and pharmacokinetic studies have been reviewed. Hana anticipates that clinical trials will resume subject to the results of the toxicology studies which will be completed by the end of 2007.

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Zensana™ (ondansetron HCI) Oral Spray - In June 2006, Hana submitted a New Drug Application (NDA) for Zensana with the FDA under Section 505 (b)(2) of the Food, Drug and Cosmetic Act to seek approval for the prevention of nausea and vomiting as a result of chemotherapy, radiation, and surgery. Following the company’s investigation of a previously reported precipitation issue, Hana has decided to stop development of the original Zensana formulation. As a result, Hana has chosen to withdraw the NDA previously submitted to the FDA, without prejudice. Hana’s partner and licensor, NovaDel Pharma, has developed an alternate formulation of the product. This new formulation is currently under active investigation and scale-up, and Hana plans to work with NovaDel to evaluate the new formulation.

Hana currently has three additional products in early stages of development.

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Alocrest™ (vinorelbine tartrate liposomes injection) - In August 2006, Hana initiated a Phase 1 clinical trial designed to assess the safety, tolerability and preliminary efficacy of Alocrest in patients with advanced solid tumors. The trial is currently enrolling its fourth cohort and Hana anticipates completion of this trial in the second half of 2007.

•	Sphingosome Encapsulated Topotecan - Hana is completing the Investigational New Drug (IND) enabling work and plans to initiate a Phase 1 solid tumor trial in the second half of 2007.

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Menadione - Hana’s preclinical product candidate, Menadione, is being developed for the prevention and treatment of skin rash associated with the use of epidermal growth factor receptor (EGFR) inhibitors in certain cancers. Hana expects to complete formulation work and file an IND application for this product candidate by the end of 2007.

In line with developments reported above, Hana is reducing expenses and reallocating resources to ensure that the company is focused on advancing its highest value-added opportunities. On March 29, 2007, Hana will report its 2006 results indicating sufficient cash to fund operations into 2008.

Hana Biosciences’ management will host a conference call discussion at 8:30am EDT, 5:30am PDT. Those interested in hearing management’s discussion may join the call by dialing (877) 407-8031 in the U.S./Canada. International participants may access the call by dialing (201) 689-8031. A replay of this call will be available until April 19, 2007 by dialing (877) 660-6853 U.S./Canada and (201) 612-7415 for International participants. When prompted, enter Account Number #286 and Conference ID #235704.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ: HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” ”believes,” “intends,” and similar words or phrases. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings and commercialization efforts of Hana's product candidates. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its other product candidates will be successful, that Hana will be able to obtain regulatory approval of any of its product candidates, that the results of clinical trials will support Hana's claims Additional risks that may affect such forward-looking statements include Hana’s need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.